SCHEDULE 14A INFORMATION

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                 WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 7
                   -------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A

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

                                                                PRELIMINARY COPY

WNC & ASSOCIATES, INC.




                 WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 7

            NOTICE FOR ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

To the Limited Partners of WNC Housing Tax Credit Fund VI, L.P., Series 7

We are soliciting consent from the Limited Partners of WNC Housing Tax Credit Fund VI, L.P., Series 7 (the "Partnership") to an amendment of the Partnership's agreement of limited partnership. The amendment would authorize the general partner of the Partnership to approve the sale of a Partnership investment. The proposed amendment and sale are set forth in the accompanying Consent Solicitation Statement.

Because you are a holder of units in the Partnership, we are asking for your consent. Please carefully review the information in the enclosed Consent Solicitation Statement before voting. If you have any questions or require assistance in completing the enclosed Consent Card, please call WNC & Associates, Inc. Investor Services, at 1-714-662-5565, Extension 187.

DATED at Irvine, California this _____ day of ______, 2008.

WNC & Associates, Inc.,
General Partner



IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE COMPLETE THE ENCLOSED CONSENT FORM AND SIGN, DATE AND RETURN IT PROMPTLY BY MAIL OR FAX. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.







[GRAPHIC OF EAGLE OMITTED]

       17782 Sky Park Circle o Irvine, CA 92614-6404 o Phone 714/662 5565
                               o Fax 714/708 8498

                         CONSENT SOLICITATION STATEMENT


            PROPOSED ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS OF
                 WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 7





                                __________, 2008


                                  INTRODUCTION

     The limited partners (the "Limited Partners") of WNC Housing Tax Credit Fund VI, L.P., Series 7 (the "Partnership") are being asked by the Partnership and its general partner, WNC & Associates, Inc. (the "General Partner") to consider and approve by written consent an amendment to the Partnership's limited partnership agreement (the "Proposal"). The Proposal would permit the sale of a Partnership asset. The Partnership and the General Partner recommend approval of the Proposal.

     The Partnership is governed by its First Amended and Restated Agreement of Limited Partnership dated as of April 1, 1999 (the "Partnership LPA").

     The Partnership was formed in 1997 to raise capital through the sale of its units of limited partnership interest (the "Units") and invest the net proceeds in entities (the "Local Limited Partnerships") owning apartment complexes generating Federal low income housing tax credits. The Partnership invested in a total of 13 Local Limited Partnerships. The Partnership's interests in the Local Limited Partnerships are referred to as "Local Limited Partnership Interests" herein.

     This Consent Solicitation Statement addresses the sale of an apartment complex by the Local Limited Partnership known as Lake Village Apartments, L.P., an Illinois limited partnership ("Lake Village"). Lake Village owns the Lake Village Apartments located in Kewanee, Illinois. Consistent with the investment objectives of the Partnership, Lake Village Apartments qualified for Federal low income housing tax credits under the Internal Revenue Code, commencing in 2002.

                           THE PARTNERSHIP'S PORTFOLIO

     The Partnership used the net capital from its sale of Units to invest in 13 Local Limited Partnerships. The investment objective of the Partnership was to invest in a manner that would generate between $1,000 and $1,100 of tax credits per Unit.

     Lake Village is the largest of the Partnership's investments, representing approximately 29% of its investment in Local Limited Partnerships, calculated based on the Partnership's capital contribution required to be made to the Local Limited Partnerships.

     With the exception of Lake Village, in the aggregate the Partnership's investments generally are producing tax credits in excess of the anticipated amounts.

                                  LAKE VILLAGE

     The Partnership invested in Lake Village in 2000. The original capital contribution of the Partnership to Lake Village agreed to by the Partnership and the original general partners of Lake Village Apartments was $2,978,352. The original managing general partner of Lake Village was Elderly Living Development, Inc., and the other original general partner was Quad Cities Redevelopment Resources, Inc., a not-for-profit corporation. Lake Village received an allocation of tax credits from the Illinois Housing Development Agency ("IHDA") in the aggregate amount of $3,971,930. IHDA also agreed to provide construction financing for Lake Village Apartments, and to convert such construction financing to first and second permanent mortgage financing upon completion of construction. In connection with the financing, Lake Village entered into a regulatory agreement with IHDA.

     The  general  contractor  for Lake  Village  Apartments  failed to complete construction of the apartment complex. The general contractor has since ceased its business operations. In 2002, an arrangement was entered into by Lake Village and IHDA to address the failure of Lake Village to comply with the covenants in the construction loan documents and the IHDA regulatory agreement, primarily those regarding timely and proper construction completion. A significant number of mechanic's liens encumbered the Lake Village Apartments. As agreed to by IHDA and Lake Village, Shelter Resource Corporation, an affiliate of the General Partner, was admitted as the managing general partner in substitution of the original managing general partner. Quad Cities Redevelopment Resources, Inc. remains as a general partner. Shelter Resource Corporation, the new managing general partner, agreed to contribute additional equity to Lake Village if necessary to complete construction, and a new general contractor was engaged to complete construction. In addition, as a consequence of the increased construction expenditures, IHDA allocated additional tax credits to the Property in the aggregate amount of $1,164,120, and the Partnership committed to pay additional capital contributions of $855,628. The mechanic's liens were paid off, and construction of the development was completed as of June 2002, at which time all construction loans converted to permanent financing.

     Lake Village Apartments has suffered from low occupancy rates, poor rental collections and high tenant turnover for most of the period of its operations. Over the last two and one-half years, occupancy has been about 40%. Rents have been reduced twice to adjust to those of competitors, but the market has decreased in size. As a consequence, Lake Village has been and is unable to generate cash flow sufficient to meet its debt service payments to IHDA. Lake Village has been in technical default of its mortgage obligations since April 2006. IHDA issued a notice of default in late 2007. It appears that IHDA is unwilling to continue to allow Lake Village to be in default and has threatened acceleration of the debt.

     Initial lease-up of the Lake Village Apartments was slow. The original property manager was replaced with a management company associated with the replacement contractor. When that property manager was unable to increase occupancy beyond 40%, it was replaced. The next property manager was able to increase occupancy, but collection rates dropped and the replacement property manager suffered personnel problems which, in turn, led to its replacement by one and then another property manager. Social conditions at Lake Village Apartments deteriorated and IHDA was engaged to address those problems and serve as property manager. Shelter Resource Corporation and the General Partner have been involved with IHDA in trying to increase occupancy at the Lake Village Apartments. However, the Partnership and IHDA believe that the Lake Village Apartments will never be in a position to meet existing debt obligations. During 2006, Lake Village recognized an impairment in value of the Lake Village Apartments, and wrote down the value by approximately $3,348,000.

     In addition to the capital contributions described above, the Partnership has loaned approximately $192,500 to Lake Village, and is owed $4,000 in reporting fees from Lake Village. Additionally, the General Partner and its affiliates have loaned approximately $65,000 to Lake Village, which has been written off.

     There are two mortgages secured by Lake Village Apartments. The first is in the amount of approximately $1,261,000, and the second is in the amount of approximately $750,000. The lender on each mortgage is IHDA. In lieu of foreclosure, IHDA has agreed to a workout and to accept payment in full on the first mortgage loan for cash in the amount of $1,250,000, and to write off the second mortgage loan. Shelter Resource Corporation and the General Partner have sought purchasers for the Lake Village Apartments to raise the equity necessary to complete the workout, but have been unable to find an unaffiliated party to acquire the Lake Village Apartments on terms that would provide any distributions to the Limited Partners. Accordingly, the General Partner has developed a plan to have Lake Village sell the Lake Village Apartments to a new local entity. Under the plan, which constitutes the Proposal, the investment fund limited partner and perhaps a co-general partner(s) in the new local entity would be affiliated with the General Partner. The transaction would be structured such that the workout with IHDA would be completed, the new owner would take the Lake Village Apartments free of the mortgages, and the Partnership would have $300,000 to distribute to the Limited Partners. The replacement reserves related to Lake Village Apartments are and would continue to be held by IHDA.

     The General Partner and its affiliates will not receive any compensation or distributions from the Partnership in connection with a sale made pursuant to the Proposal, nor would they receive repayments of their loans to Lake Village. However, if the Proposal is approved and a sale is made pursuant thereto, the General Partner and its affiliates likely would receive acquisition fees and expenses in connection therewith from the investment fund limited partner of the purchaser in accordance with the industry norm.

     The General Partner has not yet secured agreement from any such affiliate to purchase the Lake Village Apartments, and there is no assurance that it can do so. If it is unable to do so, it is expected that the Lake Village Apartments will be foreclosed upon by IHDA, or that Lake Village would declare bankruptcy.

                     PROPOSAL - AMENDMENT TO PARTNERSHIP LPA

     Generally, the Partnership LPA permits the Partnership to consent to the sale of an apartment complex without the consent of the Limited Partners. However, the Proposal entails the sale of the Lake Village Apartments to an affiliate. Accordingly, the General Partner has prepared this solicitation to amend the Partnership Agreement. A complete statement of the Proposal is as follows:

               "Section 5.3.6. Notwithstanding any provisions of this Agreement or the Act to the contrary, Lake Village Apartments, L.P., an Illinois limited partnership, shall be permitted, but shall not be required, to sell its Apartment Complex to a purchaser wherein one or more affiliates of the General Partner will be the general partner(s) or managing member(s) and/or the investment fund limited partner(s) or non-managing member(s) and may receive allocations of income, gain, loss, deduction, tax credits and items thereof, and cash distributions and other forms of compensation, including those associated with the acquisition of such Apartment Complex."

     As discussed below, the sale of the Lake Village Apartments pursuant to the Proposal would avoid recapture of the accelerated portion of the tax credits claimed to date, and provide a distribution to the Limited Partners. Limited Partners would have tax loss on the sale of Lake Village Apartments, also as discussed below.

                    ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS

     The schedules comprising Attachment No. 1 hereto include tabular presentations of the anticipated results of the proposed sale of the Lake Village Apartments and the distribution of cash and allocation of loss to the various involved parties. The schedules set forth a calculation of the anticipated net sales price, including estimated closing costs.

     In reviewing Attachment No. 1, Limited Partners should bear in mind that the Partnership's investment in Lake Village is through a two-tier structure. The schedules illustrate how anticipated net proceeds of the proposed sale would be allocated between the Partnership, as the limited partner of Lake Village, WNC Housing, L.P., an affiliate of the General Partner, which is the special limited partner of Lake Village, and Shelter Resource Corporation and Quad Cities Redevelopment Resources, Inc., as the general partners of Lake Village. At the Partnership level, the Partnership LPA provides that distributions to the Partnership by Lake Village be used in the following order: to pay Partnership expenses (if any) in connection with the sale; to pay the debts and obligations of the Partnership; to fund reserves; and to the Limited Partners in the amount of their adjusted capital contributions. The Partnership has a liability on its books for an account payable due to the General Partner and its affiliates of approximately $137,000 as of December 31, 2007, and cash reserves, net of accrued expenses to non-affiliated persons, of approximately $440,000 as of that date. The Partnership should receive the total of $300,000 from Lake Village as a consequence of the sale. The General Partner intends to distribute all of that amount to the Limited Partners, in the amount of $15.92 per Unit, notwithstanding the account payable to the General Partner.

     The General Partner estimates that the loss from the sale allocated to the Limited Partners would be in the amount of $108 per Unit, all of which the General Partner estimates would constitute Internal Revenue Code Section 1231 loss. The General Partner has not obtained any opinion of tax counsel in this regard, and Limited Partners are urged to consult their individual tax advisors for assistance in this regard, including the deductibility of any such loss for federal and state income tax purposes, which could be significantly limited.

     The foregoing information is presented solely for the purpose of evaluating the Proposal. All amounts (other than the net sales price) are estimates only. All computations are based upon assumptions which may or may not prove to be accurate and should not be relied upon to indicate the actual results which may be attained. Assumptions include the dates of sale of the Lake Village Apartments, and the results of Lake Village and Partnership operations through such dates.

     The Partnership has claimed aggregate tax credits from Lake Village in the amount of $2,858,504 through June 30, 2008. The accelerated portion thereof (5/15ths of the total) would be recaptured upon a foreclosure of Lake Village Apartments. Such amount would be recaptured on a sale of the Lake Village Apartments unless a bond is posted with the U.S. Treasury Department. As part of the proposed sale, the purchaser would agree to obtain and post the necessary bond. The General Partner anticipates that the indemnitor would be the general partner of the purchasing entity.

                       CONFLICTS AND OTHER SPECIAL FACTORS

     A number of special factors apply to the Proposal. Some are described elsewhere in this Consent Solicitation Statement. Limited Partners are urged to read all of this Consent Solicitation Statement carefully.

     The General Partner has developed the Proposal as a means of avoiding recapture and providing some distributions to the Limited Partners on the sale of the Lake Village Apartments, rather than the loss of Lake Village Apartments through foreclosure and the consequent recapture of the accelerated portion of the tax credits. In developing its plan, the General Partner obtained an appraisal for Lake Village Apartments, which reflects a value substantially less than the combined balance of the IHDA loans secured by the Lake Village Apartments. The appraisal is an opinion of "as is" market value, subject to restricted rents, of the fee simple estate, subject to the short-term leases of the tenants.

     The proposed purchase price for the Lake Village Apartments is based in large part on the amount agreed to in the workout plan with IHDA. The General Partner and its affiliates may receive acquisition-related compensation from the investment fund limited partner of the purchaser of Lake Village Apartments, and on account of their interests in the purchaser, the General Partner or affiliates would receive tax allocations and asset management fee compensation from future operation of Lake Village Apartments by the purchaser and/or its investment fund limited partner. Avoidance of a foreclosure would also favorably impact the reputation and business outlook for the General Partner and its affiliates. The General Partner has sought non-affiliated purchasers for the Lake Village Apartments through its low income housing industry contacts, but has been unable to identify any non-affiliated prospective purchaser who would purchase at a price that would return any cash to the Limited Partners. The last expression of interest from a non-affiliated prospective purchaser was received in September 2007. Although there can be no absolute guarantee that the proposed sales price is the highest price that could be obtained, the General Partner believes the proposed sale price is fair based on its understanding of the market.

     The Lake Village Local Limited Partnership Interest represents a significant component of the Partnership's portfolio. Upon the liquidation thereof, whether pursuant to sale or foreclosure of the Lake Village Apartments, the Partnership's ability to meet its investment objectives will be adversely impacted. Future allocations of tax credits will be reduced, by approximately $168,000 (approximately $8.91 per Unit) in 2008 (assuming a transfer date of August 31), approximately $504,000 (approximately $26.73 per Unit) in each of 2009 through 2011, approximately $372,000 (approximately $19.75 per Unit) in 2012 and approximately $20,000 (approximately $1.06 per Unit) for each of the years 2013 through 2017. The ability of the Partnership to provide distributions on the sale of its remaining assets may be also be adversely affected.

                                  CONTINGENCIES

     A purchaser for the Lake Village Apartments has not been identified under the Proposal or otherwise. If the Proposal is not approved by the Limited Partners, or if it is approved but a purchaser cannot be identified, it is anticipated that IHDA would foreclose on Lake Village Apartments, or that Lake Village would declare bankruptcy.

                          VOTING RIGHTS AND PROCEDURES

     The only outstanding voting security of the Partnership is the Units.

     All Limited Partners as of __________, 2008 (the "Record Date") are entitled to notice of and to vote on the Proposal. As of __________, 2008 there were 18,850 Units outstanding and ______ Limited Partners or assignees entitled to vote such Units. The Proposal will require the favorable vote of a majority-in-interest of the Limited Partners.

     As of the Record Date no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units. Neither the General Partner, nor any of its affiliates, owns any of the Units.

     No meeting will be held with regard to the Proposal or the solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership the form of Written Consent included herewith. Only Written Consents received prior to the close of business on the date (the "Action Date") which is the earlier of: (1) the date on which the Partnership receives approval and/or disapproval of the Proposal from a majority-in-interest of the Limited Partners, or (2) ________, 2008 (unless such latter date is extended by the General Partner), will be counted. However, Limited Partners are urged to return their Written Consents at the earliest practicable date.

     The Partnership's offices are located at 17782 Sky Park Circle, Irvine, California 92614, and its telephone number is (714) 662-5565.

     If a Limited Partner has delivered an executed Written Consent to the Partnership, the Limited Partner may revoke such Written Consent no later than the close of business on the date immediately preceding the Action Date. As of the Action Date, the Proposal will either be approved or disapproved. The only method for revoking a Written Consent is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Written Consent stating that the Written Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation so described, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt by the Partnership prior to the Action Date at the Partnership's offices.

     Under California law, there are no rights of dissenters with regard to the Proposal.

     This solicitation is being made by the Partnership and the General Partner. The cost of this solicitation of Written Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the General Partner, either in person or by telephone or email.

     This Consent Solicitation Statement has been filed with the Securities and Exchange Commission. However, the Proposal has not been approved or disapproved by the SEC nor has the SEC passed upon the fairness or merits of the Proposal nor upon the accuracy or adequacy of the information included herein. Any representation to the contrary is unlawful.

                                Attachment No. 1

                                                Lake Village Apartments
                       PROPOSED DISTRIBUTION OF PROCEEDS AND GAIN (LOSS) CALCULATIONS FROM SALE

====================================================================================================================================
DISTRIBUTION OF SALE PROCEEDS
                Gross Sales Price (1)                                                                                $    3,228,279
                  Less: Selling Costs                                                                                             0
                  Less: Surety Bond                                                                                               0
                                                                                                                    ----------------
                Net Sales Price                                                                                      $    3,228,279
                  Plus: Net Current Assets                                                                                   45,012
                                                                                                                    ----------------
                Net Cash Proceeds Available to Partners                                                              $    3,273,291
11.2(a)           Less: Mortgage to be paid off - primary only (1)                                                        2,009,895
11.2(b)           Less: Loans & Advances by GP and GP Affiliates (Developer Fee) (1)                                        386,892
11.2(b)           Less: Loans & Advances by LP and LP Affiliates (1)(2)                                                     196,504
11.2(b)           Less: Prior GP Affiliate Loan (1)                                                                         380,000
11.2(c)           Less: Fund reserves deemed necessary by General Partners                                                        0
                                                                                                                    ----------------
                      Remainder                                                                                      $      300,000



                Allocable Split between Managing GP, GP and LP
11.2(d)         Allocation to Managing GP                                                                            $            0
11.2(d)         Allocation to GP
11.2(d)         Allocation to LP
                                                                                                                    ----------------
                                                                                                                     $            0

                                                                                                                    ----------------
Total funds to flow to Upper Tier:                                                                                   $      300,000
                                                                                                                    ================

(1) Section 11.2 amounts presented for purposes of calculating Gross Sales Price. The only Section 11.2 amount expected to be paid is the first mortgage in the amount of approximately $1,250,000.  All other amounts are expected to be written off.
(2) Loans by LP and LP Affiliates: Partnership Advances - $192,504, Accrued Partnership Management Fee-$4,000

========================================================================================================================

====================================================================================================================================
                                              Projected Gain (Loss) Calculation
Net Sales Price                                                                                                      $    3,228,279
Adjusted Basis of Property                                                                                           $    5,481,999
                                                                                                                    ================
Taxable Gain on Sale of Property                                                                                     $   (2,253,720)

Allocation of Gain by Federal Tax Rate                                       LP's                  GP's                   Total
                                                                      ----------------       ----------------       ----------------
   IRC Section 1231 Loss 35%                                           $   (2,039,232)        $     (214,488)        $   (2,253,720)
   Gain (Unrecaptured IRC Section 1250 Gain) 25%                       $            -         $            -         $            -
   Long Term Capital Gain 15%                                          $            -         $            -         $            -
                                                                      ================       ================       ================
                                                                       $   (2,039,232)        $     (214,488)        $   (2,253,720)

                                        Projected Sale/Liquidation Summary For Limited Partner

                                                                            Total                                        Original
                                                                       $    2,978,352                                $    2,978,352
                                                                       L.P. Investment                                  Investment
                                                                      ----------------                              ----------------
Projected Partner's Cash Distribution                                  $      300,000                                $      300,000
Approximate Federal Tax (see rates above)                              $            -                                $            -
Approximate California Tax (9.3%)                                      $            -                                $            -
                                                                      ================                              ================
Approximate Net Cash Proceeds after Tax                                $      300,000                                $      300,000

NOTES:  The projections are based on data and information, and assumptions, as indicated.  The achievement of any projection is dependent on the occurrence of future events and cannot be assured.  The actual results may vary from the projections.  Projections based on original investment and assume such investment was held for the entire term of Lake Village.  Therefore, this analysis may not accurately project actual benefits on units that were transferred, split or sold. The gross sales price includes Natfund6-7's share of Lake Village Apartments liabilities.

========================================================================================================================

                                                            Natfund6-7
                              PROPOSED DISTRIBUTION OF PROCEEDS AND GAIN (LOSS) CALCULATIONS FROM SALE

====================================================================================================================================
DISTRIBUTION OF SALE PROCEEDS
                 Cash Proceeds from disposition plus return of adjusted capital at lower tier partnership                  $300,000

                 Less:

5.2.1(viii)         1st Priority - funding of any necessary Reserves                                                              0
5.6.4               2nd Priority - pay any unpaid operating expenses or accrued asset management fees                             0

4.2                 3rd Priority - Distribution of Disposition Proceeds
                       Cash back to LP's based on Adjusted Capital Contribution
1st-4.2.1(i)              Limited Partner A or LP - Adjusted Capital Contribution                                                 0
1st-4.2.1(i)              Limited Partner B (if applicable) - Adjusted Capital Contribution                                       0
                                                                                                                    ----------------
                             Remainder:                                                                              $      300,000
                                                                                                                    ----------------
                       Cash back to GP based on Adjusted Capital Contribution
2nd-4.2.1(ii)             General Partner - Adjusted Capital Contribution                                                         0

                       Remainder                                                                                     $      300,000
                                                                                                                    ----------------
N/A              Two parts, 1st payment of accrued Subordinated Disposition Fee and then the balance paid out.

                 Subordinated Dispostion Fee owed:

                    Accrued prior to this disposition:                                                               $            0
                    Incurred for this dispostion                                                                     $            0
                                                                                                                    ----------------
                       Remainder                                                                                     $      300,000
                                                                                                                    ================


                 Allocable Split between GP and LP
3rd-4.2.1(iii)   Allocation to GP                                                                                    $            0
3rd-4.2.1(iii)   Allocation to LP                                                                                    $      300,000
                                                                                                                    ----------------
                                                                                                                     $      300,000


====================================================================================================================================

====================================================================================================================================
                                        Projected Gain (Loss) Calculation

Allocation of Gain by Federal Tax Rate                                      LP's                    GP's                  Total
                                                                      ----------------       ----------------       ----------------
   Section 1231 Loss 35%                                               $   (2,037,193)        $       (2,039)        $   (2,039,232)
   Gain (Unrecaptured IRC Section 1250 Gain) 25%                       $            -         $            -         $            -
   Long Term Capital Gain 15%                                          $            -         $            -         $            -
                                                                      ================       ================       ================
                                                                       $   (2,037,193)        $       (2,039)        $   (2,039,232)

                                 Projected Sale/Liquidation Summary For Limited Partners

                                                                           Total                                         Original
                                                                       $ 18,850,000                                  $        1,000
                                                                      L.P. Investment                                   Investment
                                                                      ----------------                              ----------------
Projected Partners' Cash Distribution                                  $      300,000                                $           16
Approximate Federal Tax (see rates above)                              $            -                                $            -
Approximate California Tax (9.3%)                                      $            -                                $            -
                                                                      ================                              ================
Approximate Net Cash Proceeds after Tax                                $      300,000                                $           16

NOTES:  The projections are based on data and information, and assumptions, as indicated.  The achievement of any projection is dependent on the occurrence of future events and cannot be assured.  The actual results may vary from the projections.  Projections
based on original investment and assume such investment was   held for the entire term of Natfund6-7.  Therefore, this analysis may not accurately project actual benefits on units that were transferred, split or sold.

====================================================================================================================================

[[SORT NAME]]



                  ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS


   Please mark one box below and return to the address below by ________, 2008


         This Written Consent is solicited on behalf of the Partnership and the General Partner.

The undersigned, as record holder of ________ units of limited partnership interest in WNC Housing Tax Credit Fund VI, L.P., Series 7 (the "Partnership"), hereby acknowledges receipt of the Consent Solicitation Statement dated _________, 2008 and hereby votes all the units of limited partnership interest in the Partnership held by him, her or it as follows:

     Proposal. An amendment to the Partnership's Agreement of Limited Partnership to permit the sale of the Lake Village Apartments to a purchaser wherein one or more affiliates of the General Partner will be the general partner or managing member and/or the limited partner or non-managing member, as specifically set forth under "Proposal - Amendment To Partnership LPA" in the accompanying Consent Solicitation Statement.

                                MARK ONLY ONE BOX
                                -----------------


FOR [  ]                          AGAINST [  ]                      ABSTAIN [  ]


This Written Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE FOR THE PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL. When units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full legal title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:   ___________________                ___________________________
                                                     Signature


                                            ___________________________
                                            Signature (if held jointly)

         Return in the enclosed self-address stamped envelope or fax to:

                           Attention: Christina Nguyen
                             WNC & Associates, Inc.
                              17782 Sky Park Circle
                                Irvine, CA 92614
                            Ph: 714-662-5565 ext. 187
                                Fax: 714-708-8498